Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-248127 on Form S-3 of our reports dated February 16, 2021 relating to the financial statements of Avantor, Inc. and the effectiveness of Avantor, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avantor, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 13, 2021